Exhibit 99.1

Harvard Bioscience Announces First Quarter 2026 Financial Results

•	First Quarter 2026 Revenues of $20.8M and Gross Margin of 59%
•	Consolidation of Manufacturing Operations Progressing on Schedule
•	Reaffirms Full Year 2026 Financial Guidance

HOLLISTON, Mass., May 12, 2026 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO) (the “Company” or “Harvard Bioscience”) today announced financial results for the first quarter ended March 31, 2026.

“First quarter revenues were in line with our expectations and gross margin expanded year-over-year, while we remained profitable on an adjusted EBITDA basis,” said John Duke, President and Chief Executive Officer. “We are encouraged by the adoption rates of our NPI portfolio – specifically the MeshMEATM organoid platform, and our BTX® Electroporation and SoHo™ Telemetry systems – which are deepening our reach into the biopharma sector. This shift toward a higher-margin product mix is expected to put us on a path toward consistent 60+% margin and higher recurring revenue. Additionally, our manufacturing consolidation is on track and is expected to yield significant efficiencies and cost savings. Looking ahead, we continue to focus on operational efficiency and believe we remain well positioned for our next phase of growth. We’re reaffirming our full year guidance, which anticipates high margin NPI sales growth driving bottom line growth in the second half of the year.”

First Quarter 2026 Results

For the first quarter of 2026, the Company reported revenues of $20.8 million compared to $21.8 million in the first quarter of 2025. Gross margin for the first quarter of 2026 was 59%, compared to 56% in the first quarter of 2025.

Net loss for the first quarter of 2026 was $(3.4) million, compared to a net loss of $(50.3) million in the first quarter of 2025, which included goodwill impairment of $(48.0) million. Adjusted EBITDA for the first quarter of 2026 was $0.8 million compared to $0.8 million in the first quarter of the prior year. Cash (used) in and provided by operations was $(0.7) million during the three months ended March 31, 2026, compared to $3.0 million in the same period in 2025. The reduction in the cash balance is primarily due to one-time charges related to the process that resulted in the debt refinancing.

This press release includes certain financial information presented on an adjusted, or non-GAAP, basis. For additional information on the non-GAAP financial measures included in this press release, see “Use of Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

Second Quarter 2026 Guidance

The Company’s Q2 outlook reflects year-over-year revenue growth in the mid-single digit range at the midpoint of guidance, margin expansion as NPI adoption scales, and continued profitability on an adjusted EBITDA basis. We expect:

•	Revenue between $20.5 million and $22.5 million
•	Adjusted gross margin between 57% and 59%
•	Adjusted EBITDA between $1.0 and $2.0 million

Full Year 2026 Guidance

The Company is reaffirming its full-year guidance and anticipates a ramp in revenue in the second half of the year, driven by expected sales growth in our higher margin NPI pipeline, which includes products for organoids and electroporation. The Company continues to expect:

•	Revenue growth between 2% and 4%
•	Adjusted gross margin between 58% and 60%
•	Adjusted EBITDA growth between 6% and 10%

Webcast and Conference Call Details

In conjunction with this announcement, Harvard Bioscience will be hosting a conference call and webcast today at 8:00 a.m. Eastern Time. A presentation that will be referenced during the webcast will be posted to the Company’s Investor Relations website shortly before the webcast begins.

Analysts who would like to join the call and ask a question must register here (https://register-conf.media-server.com/register/BIec8b2ff5898f4554a258f5a3be030ad5). Once registered, you will receive the dial-in numbers and a unique PIN number.

Participants who would like to join the audio-only webcast should go to our events and presentations on the investor website here (https://investor.harvardbioscience.com/events-and-presentations).

Use of Non-GAAP Financial Information

In this press release we have included non-GAAP financial information, including one or more of adjusted operating income (loss), adjusted operating margin, adjusted gross margin, adjusted net income (loss), adjusted EBITDA, adjusted EBITDA margin, diluted adjusted earnings (loss) per share, and net debt. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of our business. For the periods presented, these non-GAAP financial measures have excluded certain expenses and income resulting from items that we do not believe are reflective of the underlying operations of the business. Items excluded include stock-based compensation, amortization of intangibles related to acquisitions, restructuring charges, other operating expenses, goodwill impairment, interest and other expense, net, loss on pension settlement, loss on equity securities, income taxes, and the tax impact of reconciling items. Management believes that this non-GAAP financial information is important in comparing current results with prior period results and is useful to investors and financial analysts in assessing the Company’s operating performance.

Historical non-GAAP financial information included herein is accompanied by a reconciliation to the nearest corresponding GAAP measure, which is included below.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP and may be different from other companies’ non-GAAP financial information.

About Harvard Bioscience

Harvard Bioscience, Inc. is a leading developer, manufacturer and seller of technologies, products and services that enable fundamental advances in life science applications, including research, drug and therapy discovery, bio-production and preclinical testing for pharmaceutical and therapy development. Our customers range from renowned academic institutions and government laboratories to the world’s leading pharmaceutical, biotechnology and contract research organizations. With operations in the United States, Europe, and China, we sell through a combination of direct and distribution channels to customers around the world.

For more information, please visit our website at www.harvardbioscience.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend,” “believe” and similar expressions or statements that do not relate to historical matters. Forward-looking statements include, but are not limited to, information concerning expected future financial and operational performance including revenues, adjusted gross margin, adjusted EBITDA, gross margin, cash and debt position, balance sheet, growth, adoption and the introduction of new products, the strength of the Company’s market position, business model and anticipated macroeconomic conditions. Forward-looking statements do not guarantee future performance and involve known and unknown uncertainties, risks, assumptions, and contingencies, many of which are outside the Company’s control. Risks and other factors that could cause the Company’s actual results to differ materially from those described in its forward-looking statements include those described in the “Risk Factors” section of the Company’s most recently filed Annual Report on Form 10-K, as well as in the Company’s other filings with the Securities and Exchange Commission. Forward-looking statements are based on the Company’s expectations and assumptions as of the date of this document. Except as required by law, the Company assumes no obligation to update forward-looking statements to reflect any change in expectations, even as new information becomes available.

Investor Inquiries:

Mark Frost

Chief Financial Officer

(508) 893-3120

investors@harvardbioscience.com

HARVARD BIOSCIENCE, INC.

Condensed Consolidated Statements Of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025

Revenues	$20,755	$21,774
Cost of revenues	8,511	9,590
Gross profit	12,244	12,184

Sales and marketing expenses	5,335	4,971
General and administrative expenses	4,702	5,185
Research and development expenses	2,326	2,321
Amortization of intangible assets	820	1,160
Goodwill impairment	—	47,951
Other operating expenses	235	264
Total operating expenses	13,418	61,852

Operating loss	(1,174)	(49,668)

Other expense:
Interest expense	(1,728)	(933)
Other expense, net	(405)	(193)
Total other expense	(2,133)	(1,126)

Loss before income taxes	(3,307)	(50,794)
Income tax expense (benefit)	117	(454)
Net loss	$(3,424)	$(50,340)

Loss per share:
Basic and diluted loss per share *	$(0.77)	$(11.42)

Weighted-average common shares:
Basic and diluted *	4,473	4,410

* Retroactively presented to reflect 1-for-10 reverse stock split effective on March 13, 2026.

HARVARD BIOSCIENCE, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$7,098	$8,614
Accounts receivable, net	14,572	16,043
Inventories	22,205	20,805
Other current assets	3,604	2,763
Total current assets	47,479	48,225
Property, plant and equipment	4,869	4,787
Goodwill and other intangibles	16,278	17,198
Other long-term assets	9,312	9,861
Total assets	$77,938	$80,071

Liabilities and Stockholders' Equity
Other current liabilities	23,863	21,960
Total current liabilities	23,863	21,960
Long-term debt, net	36,211	35,870
Other long-term liabilities	7,818	8,507
Stockholders’ equity	10,046	13,734
Total liabilities and stockholders’ equity	$77,938	$80,071

HARVARD BIOSCIENCE, INC.

Condensed Consolidated Statements Of Cash Flows

(Unaudited, in thousands)

	Three Months Ended
	March 31, 2026	March 31, 2025
Cash flows from operating activities:
Net loss	$(3,424)	$(50,340)
Adjustments to operating cash flows	1,968	49,814
Changes in operating assets and liabilities	794	3,512
Net cash (used in) provided by operating activities	(662)	2,986

Cash flows from investing activities:
Additions to property, plant and equipment	(426)	(513)
Acquisition of intangible assets	(194)	(170)
Net cash used in investing activities	(620)	(683)

Cash flows from financing activities:
Repayment of term debt	—	(1,000)
Payment of debt issuance costs	(129)	(129)
Proceeds from exercise of employee stock options and purchases	150	—
Taxes paid related to net share settlement of equity awards	(30)	(75)
Net cash used in financing activities	(9)	(1,204)

Effect of exchange rate changes on cash and cash equivalents	(225)	339
(Decrease) increase in cash and cash equivalents	(1,516)	1,438
Cash and cash equivalents at the beginning of period	8,614	4,108
Cash and cash equivalents at the end of period	$7,098	$5,546

HARVARD BIOSCIENCE, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands, except per share data and percentages)

	Three Months Ended
	March 31, 2026	March 31, 2025

GAAP operating loss	$(1,174)	$(49,668)
Stock-based compensation	257	600
Acquired asset amortization	820	1,160
Goodwill impairment	—	47,951
Other operating expenses (1)	235	264
Other adjustments	93	12
Adjusted operating income	$231	$319

Operating margin	(5.7%)	(228.1%)
Adjusted operating margin	1.1%	1.5%

GAAP net loss	$(3,424)	$(50,340)
Stock-based compensation	257	600
Acquired asset amortization	820	1,160
Goodwill impairment	—	47,951
Other operating expenses (1)	235	264
Other adjustments	93	12
Income taxes	525	(199)
Adjusted net loss	(1,494)	(552)
Depreciation & amortization	536	495
Interest and other expense, net (2)	2,133	1,126
Adjusted income taxes (3)	(408)	(255)
Adjusted EBITDA	$767	$814
Adjusted EBITDA margin	3.7%	3.7%

Diluted loss per share (GAAP) *	$(0.77)	$(11.42)

Diluted adjusted loss per share *	$(0.33)	$(1.25)
Weighted-average common shares:
Diluted GAAP *	4,473	4,410

Diluted Adjusted *	4,473	4,410

	March 31,
	2026	2025
Debt, including unamortized deferred financing costs	$36,211	$35,958
Unamortized deferred financing costs	3,789	392
Cash and cash equivalents	(7,098)	(5,546)
Net debt	$32,902	$30,804

* Retroactively presented to reflect 1-for-10 reverse stock split effective on March 13, 2026.

(1) Other operating expenses for the three months ended March 31, 2026 includes $235 thousand of restructuring-related charges compared to $93 thousand of restructuring-related charges and $171 thousand of employee retention tax credit fees for the three months ended March 31, 2025.

(2) Interest expense for the three months ended March 31, 2026 was $1.7 million, compared to $0.9 million for the three months ended March 31, 2025. Other expense, net was $405 thousand for the three months ended March 31, 2026, compared to $193 thousand for the three months ended March 31, 2025.

(3) Adjusted income taxes includes the tax effect of adjusting for the reconciling items using the tax rates in the jurisdictions in which the reconciling items arise.